UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                  ________________

                                    SCHEDULE 13G
                                  ________________

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT NO.1)*

                                Microsoft Corporation
                                  (NAME OF ISSUER)

                2 3/4% Convertible Exchangeable Series A Preferred Shares
                           (TITLE OF CLASS OF SECURITIES)

                                     594918 20 3
                                   (CUSIP NUMBER)

__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 PAGE 1 OF 6 PAGES
                                       <PAGE


                                         13G

CUSIP No.  594918 20 3
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           John A. Levin & Co., Inc.
           13-3134273
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                       0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                       0

REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                       0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           0
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
           IA
_____________________________________________________________________________
                       ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                  PAGE 2 OF 6 PAGES
                                       <PAGE


                                         13G

CUSIP No.  594918 20 3
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           Baker Fentress & Company
           36-0767530
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                       0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                       0

REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                       0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           0
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
           IC
_____________________________________________________________________________
                       ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                  PAGE 3 OF 6 PAGES
                                       <PAGE



          Amendment No. 1 to the Schedule 13G of John A. Levin & Co., Inc. "Levin & Co.") and Baker,Fentress & Company ("Baker Fentress") with respect to the 2 3/4% ConvertibleExchangeable Series A Preferred Shares (the "Preferred Shares") of MicrosoftCorporation (the "Company").


ITEM 1(a)    NAME OF ISSUER:
             Microsoft Corporation

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             One Microsoft Way, Redmond, Washington  98052-6399

ITEM 2(a)    NAME OF PERSON FILING:
             John A. Levin & Co., Inc. ("Levin & Co.")
             Baker, Fentress & Company ("Baker Fentress")

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             John A. Levin & Co., Inc.         Baker, Fentress & Company
             One Rockefeller Plaza             200 West Madison Street
             New York, New York  10020         Chicago, Illinois  60606

ITEM 2(c)    CITIZENSHIP:
             Levin & Co. and Baker Fentress are each corporations organized under the laws of the State of Delaware.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:
             2 3/4% Convertible Exchangeable Series A Preferred Shares (the "Preferred Shares")

ITEM 2(e)    CUSIP NUMBER:
             594918 20 3

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
             OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
             (a)   (   )  Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act")
             (b)   (   )  Bank as defined in Section 3(a)(6) of the Act
             (c)   (   )  Insurance Company as defined in Section 3(a)(19) of
                          the Act
             (d)   ( X )  Investment Company registered under Section 8 of the
                          Investment Company Act of 1940
             (e)   ( X )  Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940
             (f)   (   )  Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see Sec.
                          240.13d-1(b)(1)(ii)(F)
             (g)   (   )  Parent Holding Company, in accordance with Sec.
                          240.13d-1(b)(ii)(G) (Note: See item 7)
             (h)   (   )  Group, in accordance with Sec. 240.13d-
                          1(b)(1)(ii)(H)

                                  PAGE 4 OF 6 PAGES
                                       <PAGE


ITEM 4.   OWNERSHIP.
          Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          [x] No ownership of more than five percent on behalf of any other person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not applicable.

                                  PAGE 5 OF 6 PAGES

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below, Levin & Co. and Baker Fentress certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                JOHN A. LEVIN & CO., INC.

                                /s/ John A. Levin
                                ---------------------------
                                John A. Levin
                                President

                                BAKER FENTRESS & COMPANY

                                /s/ John A. Levin
                                ---------------------------
                                John A. Levin
                                President




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